                                                                  Exhibit 99.1



INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Continucare Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Continucare Corporation and subsidiaries (the "Company") as of June 30, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the period February 12, 1996 (inception) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1996 and the results of its operations and its cash flows for the period February 12, 1996 (inception) to June 30, 1996 in conformity with generally accepted accounting principles.




Deloitte & Touche, LLP


August 9, 1996, except for
  paragraphs six through eleven of Note 11, as to which the date is October 2, 1996.

CONSOLIDATED BALANCE SHEET
JUNE 30, 1996
-------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                        $   819,066
  Accounts receivable, net of allowance for doubtful accounts
    of $146,692                                                      1,967,978
  Prepaid expenses and other current assets                                800
                                                                   -----------
           Total current assets                                      2,787,844

PROPERTY AND EQUIPMENT, net                                              4,806

INTANGIBLE ASSETS, net                                                   1,499

OTHER ASSETS, net                                                       70,747
                                                                   -----------

TOTAL ASSETS                                                       $ 2,864,896
                                                                   -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                 $   270,374
  Accrued expenses                                                      44,210
  Accrued interest payable                                              23,161
  Unearned revenue                                                      18,301
  Income and other taxes payable                                       412,686
                                                                   -----------

           Total current liabilities                                   768,732

NOTES PAYABLE                                                          655,000
                                                                   -----------

           Total liabilities                                         1,423,732
                                                                   -----------

MINORITY INTEREST                                                       32,686
                                                                   -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock; $1.00 par value; 100 shares
    authorized, issued and outstanding                                     100
  Additional paid-in capital                                           763,769
  Retained earnings                                                    644,609
                                                                   -----------

           Total shareholders' equity                                1,408,478
                                                                   -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 2,864,896
                                                                   ===========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
-------------------------------------------------------------------------------

REVENUES                                                           $ 2,507,063
                                                                   -----------

EXPENSES:
  Payroll and employee benefits                                        973,412
  Provision for bad debts                                              242,664
  Professional fees                                                    203,625
  General and administrative                                            54,430
  Depreciation and amortization                                            362
                                                                   -----------

           Total expenses                                            1,474,493
                                                                   -----------

INCOME FROM OPERATIONS                                               1,032,570
                                                                   -----------

OTHER EXPENSES:
  Interest                                                              23,204
  Minority interest                                                     32,686
                                                                   -----------

           Other expenses                                               55,890
                                                                   -----------

INCOME BEFORE INCOME TAXES                                             976,680

PROVISION FOR INCOME TAXES                                             332,071
                                                                   -----------

NET INCOME                                                         $   644,609
                                                                   ===========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
-------------------------------------------------------------------------------

                                                             Additional                        Total
                                               Common          Paid-in        Retained     Shareholders'
                                               Stock           Capital        Earnings        Equity

Issuance of 100 shares
  for initial capitalization of Company      $      100      $      900                    $       1,000

Issuance of stock in subsidiary
  to purchase net assets                                        762,869                          762,869

Net income                                                                   $  644,609          644,609
                                             ----------      ----------      ----------    -------------
                                             $      100      $  763,769      $  644,609    $   1,408,478
                                             ==========      ==========      ==========    =============


See notes to consolidated financial statements.

CONTINUCARE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
-------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                         $   644,609
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                            362
    Provision for bad debts                                                              242,664
    Income applicable to minority interest                                                32,686
    Changes in assets and liabilities, excluding the effect of acquisitions:
      Increase in accounts receivable                                                 (1,445,590)
      Increase in prepaid expenses and other current assets                                 (800)
      Increase in intangible assets                                                       (1,579)
      Increase in other assets                                                           (67,221)
      Increase in accounts payable and accrued expenses                                  314,584
      Increase in accrued interest payable                                                23,161
      Increase in unearned revenue                                                        18,301
      Increase in income and other taxes payable                                         406,976
                                                                                     -----------

           Net cash provided by operating activities                                     168,153
                                                                                     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions                                                        (5,087)
                                                                                     -----------

           Net cash used by investing activities                                          (5,087)
                                                                                     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of related shareholders notes payable                           655,000
  Proceeds from issuance of common stock                                                   1,000
                                                                                     -----------

          Net cash provided by financing activities                                      656,000
                                                                                     -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS, END OF YEAR                               $   819,066
                                                                                     -----------

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for interest                                                         $        43
                                                                                     -----------
  Cash payments for income taxes                                                     $
                                                                                     -----------

NON CASH INVESTING AND FINANCING ACTIVITIES:
  Purchase of assets and liabilities in exchange for subsidiary stock                $   762,869
                                                                                     -----------


See notes to consolidated financial statements.

CONTINUCARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
--------------------------------------------------------------------------------


1.    GENERAL

      DESCRIPTION OF BUSINESS - Continucare Corporation (the "Company") was incorporated on February 12, 1996 in the State of Florida. Together with its subsidiaries, the Company is a full-service healthcare management organization that creates and implements operational, marketing, administrative, staffing and financial programs for specialized outpatient institutional and professional providers (collectively, the "Providers"). The Company, which specializes in mental and physical rehabilitative programs, offers an expanded healthcare product line, including setting up and managing partial hospitalization and full-service community-based outpatient healthcare centers. The Company manages nineteen partial hospitalization programs in three states and two day-treatment programs which serve as a step-down alternative to patients that no longer require partial hospitalization in order to assist the patients in transitioning back into their communities. Of the nineteen programs, four are also owned by shareholders of the Company. See Note 4.

      As of May 1, 1996, the Company, through Continucare Medical Care Network, Inc. ("CMCN"), a majority-owned subsidiary, provides full-service financial management including billing and collection services and various employee leasing options. See further discussion below.

      BUSINESS COMBINATIONS - On May 1, 1996, the Company, through CMCN, a then wholly-owned subsidiary, acquired certain contracts, assets, and liabilities of Joanne Telmosse Consulting, Inc. ("Consulting"), based in Coral Springs, Florida, which provides billing and collection services. Concurrently, the Company acquired certain contracts, assets and liabilities of ProCare Staffing, Inc. (a related company of Consulting by common ownership), which offers permanent, long-term and short-term employee leasing to physicians, community hospitals, community mental health centers and partial hospitalization programs. In exchange for the net assets acquired, the Company issued 25 shares of CMCN's common stock (representing a 25% interest) to the common owner of the acquired companies. The Company recorded as additional paid-in capital $762,869, which the Company estimates is the fair value of the net assets acquired. The transaction was accounted for under the purchase method. The income generated from the net assets acquired are incorporated in the Consolidated Income Statement for the period from May 1, 1996, the effective date of the transaction, to June 30, 1996.

      In conjunction with these transactions, the Company entered into a subcontract agreement with Medical Billing Service Systems, Inc., which is a related company of Consulting by common ownership (the "Subcontract Agreement"), whereby Medical Billing Service Systems, Inc. is to provide the billing and collection services for the contracts acquired by the Company from Consulting in return for a $35,000 monthly fee. The Subcontract Agreement is cancelable without cause by either party with 180 days notice.

      The following unaudited consolidated pro forma combined condensed statement of income for the period from February 12, 1996 (inception) to June 30, 1996 has been prepared to reflect these acquisitions as if they were consummated as of February 12, 1996 (inception), after giving effect to certain pro forma adjustments as described below.

          Total Revenues                                    $ 4,043,100
                                                            -----------
          Net income                                        $   893,700
                                                            -----------

      Pro forma adjustments reflect minority interest, provision for bad debt, the recording of the monthly fee under the Subcontract Agreement and an accrual for income taxes.

      PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2.    SIGNIFICANT ACCOUNTING POLICIES

      REVENUE - The Company derives its revenues based on contracts with Providers. The contracts have terms ranging from one to fifteen years, with the majority in the fifteen-year category, and are cancelable without cause by either party with 180 days notice. Revenue is recognized in the period earned. The Company also recognizes revenues from its employee leasing services at the time services are rendered. Revenues for billing services are recognized upon billing of services to the payors. The Providers receive reimbursement under either the Medicare or Medicaid programs or payments from insurers, self-funded benefit plans or other third-party payors for services provided by programs managed by the Company. The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels to the Company's clients which in return could affect the Company. A majority of the patients utilizing the Provider programs managed by the Company are covered by Medicare.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:

         CASH AND CASH EQUIVALENTS - The carrying amount reported in the balance sheet is a reasonable estimate of fair value.

         NOTES PAYABLE - The carrying value at June 30, 1996 approximates fair value based on the terms of the note.

      CASH AND CASH EQUIVALENTS - The Company defines cash and cash equivalents as those highly liquid investments purchased with an original maturity of three months or less.

      ACCOUNTS RECEIVABLE - In the normal course of business, the Company extends credit to its customers. The Company performs ongoing credit evaluations of its customers, and records allowances for potential losses based on management's expectations of their ultimate collection.

      OTHER ASSETS - Other assets include primarily long-term deposits and the deferred tax assets.

      INCOME TAXES - Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the current year's income taxable for federal and state reporting purposes.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.

3.    INCOME TAXES

      The components of the provision for income taxes for the period from February 12, 1996 (inception) to June 30, 1996 are as follows:


      Current income taxes:
        Federal                                                    $   337,776
        State                                                           49,170
                                                                   -----------

                Total current                                          386,946
                                                                   -----------

      Deferred income taxes:
        Federal                                                        (46,855)
        State                                                           (8,020)
                                                                   -----------

                 Total deferred                                        (54,875)
                                                                   -----------

      Total provision for income taxes                             $   332,071
                                                                   ===========

      The total income tax provision is at a rate of approximately 34% which equals the statutory federal income tax rate.

      The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at June 30, 1996 are as follows:

      Deferred tax assets:
        Bad debt reserve                                           $    55,170
                                                                   -----------
        Gross deferred tax assets                                       55,170
                                                                   -----------

      Deferred tax liabilities:
        Depreciation and amortization                                     (295)
                                                                   -----------
        Gross deferred tax liabilities                                    (295)
                                                                   -----------

      Net deferred tax asset                                       $    54,875
                                                                   ===========

4.    RELATED PARTY TRANSACTIONS

      The Company subleases office space from Community Behavioral Services ("CBS"). As of June 30, 1996, three of the four shareholders of the Company are one third owners of CBS. The lease is a month-to-month agreement with monthly lease payments of $3,805.

      The Company has contracted with CBS to perform certain managerial and administrative services on behalf of the Company. The Company reimburses CBS for the actual cost of expenses incurred by CBS in the direct performance of such services. For the period ended June 30, 1996, total expenses incurred by the Company for these services totaled $407,700 and are recorded in the appropriate expense categories in the Consolidated Statement of Income. In addition, the Company provides management services for four facilities owned by CBS in return for a management fee which is based on the Company's estimated cost of providing such services. The management fee charged by the Company is calculated based on the ratio of patient volume represented by CBS to total Company patient volume at other Provider facilities, applied to certain of the Company's expenses. This management fee is recorded by the Company as a reduction of the related expense. For the period, management fees charged by the Company to CBS were $324,700. As of June 30, 1996, the net payable by the Company to CBS under these arrangements was $83,000 which is reflected in accounts payable and accrued expenses in the Consolidated Balance Sheet.

      The Company, as of late May 1996, also provides management services to Interphase, Inc. ("Interphase"), a related Company which is partially owned by three of the Company's shareholders at June 30, 1996. The Company receives a management fee for the services provided based on the Company's cost of providing such services. The management fee charged by the Company is calculated based on the ratio of patient volume represented by Interphase to total Company patient volume at other Provider facilities, applied to certain of the Company's expenses. The management fee charged is recorded as a reduction of the Company's related expenses. As of and for the period from February 12, 1996 (inception) to June 30, 1996, the balance receivable from and the revenues earned under this arrangement was $19,100.

      The Company is obligated to a shareholder (the "Shareholder Note"), for a note payable in the amount of $599,750 and is reflected in notes payable in the accompanying Consolidated Financial Statements. The Shareholder Note, which is collateralized by substantially all of the Company's assets, bears interest at 10% per annum and is due, in full, on February 12, 1998. Interest is due semiannually commencing on August 12, 1996. Accrued interest and interest expense related to this note was $21,662 as of and for the fiscal year ended June 30, 1996.

      The Company is obligated to Health Care Management Partners, Inc., a company which is owned jointly by three of the four shareholders of the Company, for a note payable in the amount of $55,250 as of June 30, 1996 (the "HCMP Note") and is reflected in notes payable in the accompanying Consolidated Financial Statements. The HCMP Note, which is subordinate to the Shareholder Note, bears interest at 10% and is due, in full, on February 12, 1998. Interest expense related to this note was $1,500 for the fiscal year ended June 30, 1996.

5.    LONG-TERM DEBT

      Long-term debt is comprised entirely of the Shareholder Note and the HCMP Note as described in Note 4.

6.    COMMITMENTS AND CONTINGENCIES

      The Company has employment contracts with its four executives. These contracts have indefinite terms and are cancelable at the option of the Company or employee. The contracts provide for increases in annual base salary, a flat bonus and an additional bonus at the discretion of the Company's Board of Directors based upon the Company's operating results, financial condition, prospects and intended utilization of earnings, if any. Subsequent to year-end, one of the executives resigned. See discussion at Note 7.

      As provided for in the management contracts with the Providers, the Company maintains annual claims made policies for general and professional liability insurance jointly with each of the Providers. Coverage under the policies are $1,000,000 per incident and $3,000,000 aggregate. It is the Company's intention to renew such coverage on an on-going basis.

7.    SUBSEQUENT EVENTS AND OTHER MATTERS

      On July 3, 1996, the Company entered into a Letter of Intent with a large, national hospital chain (the "Chain") to develop, staff and manage outpatient psychiatric treatment and physical rehabilitation programs (the "Programs") for hospitals affiliated with the Chain. The Programs are to be initiated in seventeen treatment facilities and may be expanded to cover additional facilities upon the mutual agreement of the parties. The scope and duration of the services to be provided by the Company, as well as the management fee to be paid to the Company, will be determined upon the mutual agreement of the parties depending upon the specific requirements of each Program. The Company estimates that such management fees shall range from $25,000 to $35,000 per month, per Program. Management also anticipates additional operating costs will be incurred in providing such services.

      On July 8, 1996, the Company entered into a management contract with an ORNDA Healthcorp. subsidiary to perform certain management services for certain partial hospitalization programs. The contract, which is for an initial term of five years, is expected to generate a total of approximately $4,080,000 ($816,000 annually) in revenue over the initial term. The contract may be renewed for additional periods of one year each upon the mutual consent of the parties and may be terminated upon certain conditions as defined in the agreement. Management also anticipates additional operating costs will be incurred in providing such services.

      On July 15, 1996, the Company entered into a Stock Purchase and Redemption Agreement with Beechwood Partners, Ltd., a limited partnership ("Beechwood"), to repurchase Beechwood's 25% investment in the Company's common stock for $375,000 which will be accounted for as treasury stock. In connection with this transaction, one of the executives resigned from his position with the Company. Certain provisions of the Stock Purchase and Redemption Agreement require the Company to make an additional payment to Beechwood upon the occurrence of certain events. The additional payment is comprised of a flat amount not to exceed $600,000 and a variable portion payable only if the remaining executives receive new employment agreements providing for "excessive compensation" as defined in the Stock Purchase and Redemption Agreement.

      On August 9, 1996, the Company has entered into contracts to provide certain staffing services with a not-for-profit corporation which operates a community mental health center and a partial hospitalization program from its facilities. The contracts have an initial term of one year and is automatically renewable unless terminated in accordance with the provisions in the contract, such contracts are expected to generate approximately $600,000 of revenue over the initial term. Management also anticipates additional costs will be incurred in providing such services.

Effective August 6, 1996, the Company amended its Articles of Incorporation to increase its authorized common shares to 10,000,000, par value $1. Concurrently, the Company authorized each issued and outstanding share be converted to 66,666.666 shares reflecting a 66,666.666 for one stock split. The stock split has not been reflected in the accompanying financial statements. The par value was subsequently amended to $.0001.

On August 9, 1996, the Company signed a merger agreement (the "Merger Agreement") with Zanart Entertainment, Inc. ("Zanart") and Zanart Subsidiary, Inc. ("ZSI"). Pursuant to the Merger Agreement, on September 11, 1996 (the "Closing Date") ZSI merged with and into the Company (the "Merger"). Each share of pre-Merger Company common stock issued and outstanding prior to the Closing Date was converted on the Closing Date into one share of Zanart common stock. Under the terms of the Merger Agreement, Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing business, which is to design, publish, package and market wall decor and collectible art which incorporates popular images from motion pictures, television and animation, prior to December 11, 1996. In addition, upon the consummation of the Merger (i) Zanart's existing Board of Directors and management resigned and (ii) Zanart's new Board of Directors and management became comprised of Continucare designees.

The Merger Agreement contains various customary representations and warrantees of the parties thereto, and includes a post closing adjustment provision requiring the issuance of a certain number of additional shares (the "Additional Shares") of Zanart common stock to the holders of pre-Merger Company common stock immediately prior to the Closing Date in the event that the Closing Cash Balance (as such term is defined in the Merger Agreement) of Zanart is less than $2,000,000 on December 12, 1996.

Prior to the Merger, the Company effectuated the private sale of an aggregate of 3,300,000 shares of pre-Merger Company common stock at $2.00 a share which was completed on August 29, 1996.

On August 29, 1996, the Company entered into a lease agreement for approximately 13,500 square feet of space for its corporate offices in Miami, Florida. The lease, which is for an initial term of five years, provides for annual lease payments of approximately $172,000 in the first year, $176,000 in the second year, $180,000 in the third year, $184,000 in the fourth year, and $189,000 in the fifth year. The Company's previous sub-lease for office space with CBS as discussed in Note 4 was terminated as of October 2, 1996.

The Company has entered into new employment agreements with two executives of the Company effective in September 1996. The agreements are for terms of three years and one provides for additional years based on each year of service. The agreements have provisions for bonuses, vesting and stock options.

The Company intends to enter into consulting agreements with a company controlled by Mr. Douglas Miller and a company controlled by Mr. Barry Goldstein (collectively, the "Consulting Agreements"). Messrs. Miller and Goldstein served as executive officers of Continucare Corporation prior to the Merger.

                                  * * * * * *